EXHIBITS 5 and 23

                     LAW OFFICES OF PRIMMER & PIPER, PC
                         421 SUMMER ST., PO BOX 159
                        ST. JOHNSBURY, VERMONT 05819
                           TELEPHONE 802-748-5061
                           FACSIMILE 802-748-3976
                          E-MAIL: mail@primmer.com

June 27, 2000

Board of Directors
Community Bancorp.
P.O. Box 259
Derby, VT 05829

Ladies and Gentlemen:

You have asked us for our opinion with respect to the legality of certain shares of the common stock, $2.50 par value per share, of Community Bancorp. (the "Company") referred to in a registration statement on Form S-3 to be filed with the Securities and Exchange Commission on or about June 27, 2000. We have acted as counsel to the Company in connection with the authorization for issuance of up to 250,000 shares of the Company's common stock pursuant to the Community Bancorp. Dividend Reinvestment Plan, described in a prospectus contained in the aforementioned registration statement.

We have reviewed such documents and records, made such inquiries of the management of the Company, and considered such matters of law as we deemed necessary or appropriate for purposes of rendering this opinion. Based on the foregoing, we are of the opinion that the shares of Community Bancorp. common stock offered for sale in the prospectus, when issued (or, in the case of treasury shares, reissued) in accordance with the terms of the plan, will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the aforementioned prospectus and registration statement.

Very truly yours,

PRIMMER & PIPER, P.C.


/s/ Primmer & Piper, P.C.
Primmer & Piper, P.C.